UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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YELP INC.
(Name of Registrant as Specified in Its Charter)

SQN INVESTORS LP
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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SQN Investors LP, together with the other participants named herein (“SQN”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Yelp Inc., a Delaware corporation.

Item 1: On February 6, 2019, SQN sent the following email to CNBC which was incorporated in its entirety into an article publicly issued by CNBC on February 6, 2019 entitled “Yelp hires Evercore for activist defense after hedge fund calls for sale of company and board overhaul”:

As we made clear in our detailed presentation released in January, SQN believes there are multiple pathways to significant value creation at Yelp, including through the company remaining public and implementing our recommendations, or through a sale of the company to a large universe of private or strategic buyers. We are unclear on how anyone could credibly state that potential buyers don’t exist without having run a fulsome strategic process. As we’ve previously stated, we know of multiple buyers who would be interested, and we believe these potential acquirers would be eager to participate in such a process.